Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Kestrel Energy, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 33-63171, 333-45587, 333-51875, 333-74101, 333-38776, and 333-68086) on
Form S-8 and the registration statements (Nos. 33-89716, 333-27769, 333-87473, 333-31336, 333-45350, 333-99151 and 333-223905) on Form S-3 of Kestrel Energy,
Inc. of our report dated September 30, 2004, relating to the balance sheet of Kestrel Energy, Inc. as of June 30, 2004, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the June 30, 2004 Annual Report on Form 10-KSB/A of Kestrel Energy, Inc.


Wheeler Wasoff, P.C.


Denver, Colorado
March 21, 2005